UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2010

CHINA AMERICA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	000-53874	82-0326560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 E. Huhua Road, Jiading District, Shanghai, China	201811
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	86-21-59974046

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Audit Report.

On May 18, 2010 the Board of Directors of China America Holdings, Inc. (the “Company”) determined that the Company’s financial statements for the three months ended December 31, 2009 included in its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”) on February 16, 2010 (the “December 2009 10-Q”) could not be relied upon.

The financial statements for the three months ended December 31, 2009 contained an error related to the Company’s accounting for its acquisition of Shanghai Jinqian Chemical Co., Ltd., a company established under the laws of the PRC (“Jinqian”) and the Company’s gain in connection with this acquisition.

On September 30, 2009, the Company entered into a share purchase agreement with Ms. Cuiqin Xiang and Ms. Lihua Hu, the sole owners of Jinqian, to acquire 100% of the outstanding ownership interests of Jinqian for 500,000 RMB (U.S. $73,140), the equivalent of Jinqian’s registered capital.  As of October 1, 2009 Jinqian’s net book value was $274,118 and its identifiable assets were the same as that of their respective fair market values.  As a result of this share purchase agreement, the Company should have accounted for this acquisition and recognized a gain in the quarter ended December 31, 2009.  The gain is based upon the bargain purchase which is equal to the difference between the $274,118 fair market value of the net assets and the $73,140 price the Company agreed to pay to acquire Jinqian. The Company considered the guidance under Accounting Standards Codification (ASC) Topic 805 regarding Business Combinations in accounting for this transaction.

The expected effect of correcting this error on the balance sheet, statement of operations, and statement of cash flow is shown in the table below.

Consolidated Balance Sheet Data
	December 31, 2009
	(Unaudited)		(Unaudited)
	As filed	Adjustments to Restate	Restated
Current assets
Cash	$2,326,153	$629,375	$2,955,528
Notes receivable	$811,791	$1,023,811	$1,835,602
Inventory	$2,123,835	$(737,544)	$1,386,291
Prepaid expense and other current assets	$805,327	$121,232	$926,559

Long term assets
Property and equipment, net	$4,742,686	$3,977	$4,746,663
	$
Current liabilities
Accounts payable and accrued expenses	$573,952	$253,740	$827,692
Taxes payables	$647,415	$36,010	$683,425

Shareholders' equity
Statutory reserves	$721,020	$55,486	$776,506
Accumulated deficit	$(17,847,043)	$305,917	$(17,541,126)
Accumulated other comprehensive income	$428,617	$(45)	$428,572
Noncontrolling interest	$5,112,787	$282,973	$5,395,760

Consolidated Statement of Operations Data
	For the Three Months Ended December 31, 2009
	(Unaudited)		(Unaudited)
	As filed	Adjustments to Restate	Restated

Net revenues	$11,065,692	$192,897	$11,258,589
Cost of sales	$10,109,302	$(445,047)	$9,664,255
Gross profit	$956,390	$637,944	$1,594,334
Selling expenses	$480,708	$189,642	$670,350
General and administrative	$240,209	$38,609	$278,818
Total operating income (loss)	$(7,386)	$409,693	$402,307
Interest income	$1,843	$73	$1,916
Other income	$17,603	$(16,343)	$1,260
Gain on acquisition	$-	$200,978	$200,978
Income (loss) from continuing operations before income taxes	$(7,706)	$594,401	$586,695
Income (loss) before income taxes	$(7,706)	$594,401	$586,695
Income taxes (expense) benefit	$(74,229)	$50,040	$(24,189)
Net income (loss)	$(81,935)	$644,441	$562,506
Net income attributable to noncontrolling interest	$97,803	$283,038	$380,841
Net income (loss) attributable to China America Holdings, Inc.	$(179,738)	$361,403	$181,665

Consolidated Statement of Cash flows Data
	For the Three Months Ended December 31, 2009
	(Unaudited)		(Unaudited)
	As filed	Adjustments to Restate	Restated
Cash flows from operating activities:
Net income (loss)	$(81,935)	$644,441	$562,506
Depreciation and amortization	$106,603	$125	$106,728
Gain on acquisition	$-	$(200,978)	$(200,978)
Notes receivable	$18,151	$(1,023,986)	$(1,005,835)
Inventory	$41,866	$743,123	$784,989
Prepaid expenses and other current assets	$(611,254)	$253,236	$(358,018)
Taxes receivable	$43,147	$27,823	$70,970
Accounts payable and accrued expenses	$(319,535)	$110,191	$(209,344)
Taxes payable	$188,851	$36,015	$224,866
Net cash (used in) provided by continuing operations	$(125,352)	$589,990	$464,638
Net cash (used in) provided by operating activities	$(125,352)	$589,990	$464,638

Cash flows from investing activities:
Cash acquired in acquistion	$-	$42,308	$42,308
Purchase of property and equipment	$(796,811)	$(2,813)	$(799,624)
Net cash flows (used in) provided by investing activities	$(437,509)	$39,495	$(398,014)

Effect of exchange rate on cash	$(2)	$(110)	$(112)
Net increase in cash	$604,922	$629,375	$1,234,297
Cash - end of period	$2,326,153	$629,375	$2,955,528

The Company’s Chief Executive Officer has discussed these matters with Sherb & Co., LLP, its independent registered accounting firm. The Company had no disagreement with Sherb & Co., LLP on the matter.  The Company will file an amended Quarterly Report on Form 10-Q for the three months ended December 31, 2009 as soon as practicable. Such amended report will contain restated financial statements to reflect our correction of the identified accounting errors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AMERICA HOLDINGS, INC.

Date: May 24, 2010	By: /s/ Shaoyin Wang
Shaoyin Wang Chief Executive Officer and President